MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

RUBICON INTEGRATION, LLC,

THE MEMBERS OF RUBICON INTEGRATION, LLC

and

FORTRESS INTERNATIONAL GROUP, INC.

Dated as of November 30, 2007

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

(i)

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

ARTICLE IV REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLERS		22

4.1	Authorization	22
4.2	The Membership Interests	22
4.3	Consents and Filings	22
4.4	Noncontravention	23
4.5	No Legal Proceedings	23
4.6	Receipt of Buyer Common Stock for Seller’s Own Account	23
4.7	Accredited Investor	23
4.8	Disclosure of Information	23
4.9	Restricted Securities	23
4.10	Legends	23

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER		24

5.1	Organization and Existence	24
5.2	Authorization	24
5.3	Consents and Filings	24
5.4	Noncontravention	24
5.5	No Legal Proceedings	24
5.6	Valid Issuance of Buyer Common Stock	25
5.7	Brokers	25
5.8	Commission Filings	25
5.9	No Material Adverse Change	25

ARTICLE VI COVENANTS		26

6.1	Conduct of the Business	26
6.2	Access	26
6.3	Government Filings	26
6.4	Further Actions	26
6.5	Tax Returns	27
6.6	No Solicitation of Other Proposals.	27
6.7	Noncompetition and Nonsolicitation.	28

ARTICLE VII CONDITIONS TO CLOSING		29

7.1	Conditions Precedent to Buyer’s Obligations	29
7.2	Conditions Precedent to the Company’s and Seller’s Obligations	31

ARTICLE VIII INDEMNIFICATION OBLIGATIONS		31

8.1	Survival	31
8.2	Sellers’ Indemnification Obligations	32
8.3	Notice of Claim	32
8.4	Direct Claims	33
8.5	Third Party Claims	33

(ii)

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

8.6	Disputes	34
8.7	Buyer’s Indemnification Obligations	34
8.8	Exclusive Remedy	34

ARTICLE IX TERMINATION, AMENDMENT AND WAIVER		35

9.1	Termination	35
9.2	Effect of Termination	35

ARTICLE X MISCELLANEOUS		35

10.1	Expenses; Transfer Taxes	35
10.2	Notices	36
10.3	Severability	37
10.4	Amendments and Waivers	37
10.5	Counterparts	37
10.6	Entire Agreement	38
10.7	No Third Party Beneficiaries	38
10.8	Governing Law	38
10.9	Consent to Jurisdiction; Waiver of Jury Trial	38
10.10	Publicity	38
10.11	Assignment	39
10.12	Construction	39

(iii)

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of November 30, 2007 by and among FORTRESS INTERNATIONAL GROUP, INC., a Delaware corporation (“Buyer”), RUBICON INTEGRATION, LLC, a Delaware limited liability company (the “Company”), and the undersigned members of the Company (each, a “Seller” and, collectively, the “Sellers”).

RECITALS

A. The Sellers own, in the aggregate, 100% of the membership interests in the Company (collectively, the “Membership Interests”), with each Seller individually owning the Membership Interest set forth on Schedule A.

B. Buyer desires to purchase from the Sellers, and the Sellers desire to sell to Buyer, the Membership Interests in the Company, in each case on the terms and subject to the conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms have the following meanings:

“2008 Earn-Out Period” has the meaning set forth in Section 2.4(c).

“2009 Earn-Out Period” has the meaning set forth in Section 2.4(c).

“AAA” has the meaning set forth in Section 8.6.

“Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under Common Control with, such first Person.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Acquisition Proposal” has the meaning set forth in Section 6.6(a).

“Business” has the meaning set forth in Section 6.7(b).

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

“Business Day” means any day other than a Saturday or Sunday or any day banks in the State of New York are authorized or required to be closed.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Common Stock” has the meaning set forth in Section 2.1(b)(iv).

“Buyer Indemnified Parties” has the meaning set forth in Section 8.2.

“Buyer SEC Reports” means all forms, reports and documents required to be filed by Buyer with the SEC under the Exchange Act and the Securities Act during the one year period ending on the date hereof.

“Cash Consideration” has the meaning set forth in Section 2.1(b)(i).

“Change of Control Payments” has the meaning set forth in Section 3.15(c).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Plan” has the meaning set forth in Section 3.14(a).

“Company Representatives” has the meaning set forth in Section 6.6(a).

“Consent” has the meaning set forth in Section 3.4.

“Control” (including, with correlative meanings, the terms "Controlled by", "Controlling" and "under common Control with") shall mean the possession, directly or indirectly, through one or more intermediaries or otherwise, of any one or more of the following: (i) in the case of a corporation, more than fifty percent (50%) of the outstanding voting securities thereof; (ii) in the case of a partnership, limited partnership, limited liability company or joint venture, the right to more than fifty percent (50%) of the distributions therefrom (including liquidating distributions); (iii) in the case of a trust or estate, more than fifty percent (50%) of the beneficial interest therein; (iv) in the case of any entity, more than fifty percent (50%) of the economic or beneficial interest therein; or (v) in the case of any entity, the power or authority, through ownership of voting securities, by contract or otherwise, to direct or cause the direction of the management, activities or policies of the entity.

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.
“Damages” means any and all claims, lawsuits, liabilities, losses, damages, costs and expenses, including the reasonable fees and disbursements of counsel (including fees of attorneys and paralegals, whether at the pre-trial, trial, or appellate level, or in arbitration) and all amounts reasonably paid in investigation, defense, or settlement of any of the foregoing. Damages shall be limited to the actual damages suffered or incurred by a Party and in no event will any party hereto have any liability to another party for any punitive, special, consequential, indirect or incidental damages of any kind or nature including, but not limited to, lost profits.

“Direct Claim” has the meaning set forth in Section 8.3.

“Direct Claim Counter Notice” has the meaning set forth in Section 8.4.

“Earn-Out Payment” has the meaning set forth in Section 2.1(b)(iii).

“Earn-Out Period” has the meaning set forth in Section 2.4(c).

“Earn-Out Worksheet” has the meaning set forth in Section 2.4(a).

“Employment Agreement” has the meaning set forth in Section 2.3(b)(ii).

“Encumbrance” means any charge, claim, lien, pledge, security interest, voting agreement, option to purchase, right of first refusal to purchase, and, in the case of real property, easement, servitude, right of way, or similar restriction.

“ERISA” has the meaning set forth in Section 3.14(a).

“Escrow Agent” has the meaning set forth in Section 2.3(a)(iii).

“Escrow Agreement” has the meaning set forth in Section 2.3(a)(iii).

“Filing” has the meaning set forth in Section 3.4.

“Financial Statements” has the meaning set forth in Section 3.7.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any U.S. or foreign federal, state, provincial or local governmental authority, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Gross Profit” means (a) all Revenue of the Company from the Company’s (i) existing client list, (ii) any new clients obtained after the Closing Date, and (iii) any client accounts assigned to the Company by the Buyer or from any division or operation of Buyer, [Information Omitted and Filed Separately with the Commission under Rule 24B-2].

“Income Recognition Method” means, for the purposes of determining Gross Profit, the Percentage of Completion Method based on Revenue Billed.

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

“Indemnifying Party” has the meaning set forth in Section 8.3.

“Intellectual Property” means all U.S. and foreign intellectual property rights, including patents, inventions, technology, discoveries, processes, know-how, trademarks, service marks, trade names, brand names, domain names, corporate names, logos, copyrights, and copyrightable works (including software and related items), and trade secrets, and all registrations, applications, continuations, continuations-in-part, divisions, provisionals, reissues, re-examinations and similar protections relating thereto.

“Knowledge” means the actual knowledge, after reasonable inquiry, of the Sellers, after reasonable investigation by such persons.

“Law” means any domestic or foreign, federal, state, provincial or local statute, law, ordinance, rule, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Entity.

“Lease” has the meaning set forth in Section 3.18.

“Legal Proceeding” means any action, claim, lawsuit, arbitration, proceeding or investigation.

“Material Adverse Effect” means a material adverse effect on the business, assets, financial condition, results of operations or prospects of the Company, taken as a whole; provided, however, that in no event shall any of the following be deemed, either alone or in combination, to constitute, nor shall any of the following be taken into account in determining whether there has been, a Material Adverse Effect: (i) any effect that results from changes in general economic conditions or changes in securities markets in general, (ii) any effect that results from general changes in the industries in which the Company operates, (iii) any effect related to the public announcement or pendency of the transactions contemplated by this Agreement, including, without limitation, (A) any actions of competitors, or (B) any actions taken by or losses of employees, (iv) any effect that results from any action taken pursuant to or in accordance with this Agreement, or (v) any issue or condition otherwise known to the other party prior to the date of this Agreement.

“Noncompete Parties” has the meaning set forth in Section 6.7(a).

“Note A” has the meaning set forth in Section 2.1(b)(ii).

“Note B” has the meaning set forth in Section 2.1(b)(iii).

“Notes” shall mean both Note A and Note B.

“Notice of Claim” has the meaning set forth in Section 8.3.

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

“Ordinary Course of Business” shall mean, with respect to the applicable Person, the specific action is consistent with the past practices of the Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

“Parties” means the parties to this Agreement, and “Party” means any of the Parties.

“Permit” means any permit, licenses, registrations or other authorization by any Governmental Authority.

“Permitted Encumbrances” means (i) liens for taxes, assessments and other governmental charges not yet due and payable or, if due, (A) not delinquent or (B) being contested in good faith by appropriate proceedings; (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other liens arising or incurred in the ordinary course of business; (iii) liens or title retention arrangements arising under original purchase price conditional sales contracts or equipment leases with third parties entered into in the ordinary course of business; (v) with respect to real property, (A) easements, licenses, covenants, rights-of-way and other similar restrictions, including, without limitation, any other agreements or restrictions which would be shown by an investigation of title to the extent and nature which a prudent buyer of property in the relevant jurisdiction would carry out, (B) any conditions that may be shown by survey, title report or physical inspection (whether or not made) and (C) zoning, building and other similar restrictions, so long as none of (A) or (B) or (C) prevent the use of such real property substantially as currently used by the Company or materially affect the value of any such property.

“Person” means any individual, corporation, limited liability company, limited partnership, general partnership, joint venture, trust, association, Governmental Entity or other organization or entity.

“Proposals” has the meaning set forth in Section 3.12(c).

“Purchase Price” has the meaning set forth in Section 2.1(b).

“Revenue” means the gross revenue of the Company, including the Sales Commissions, recognized using the Income Recognition Method, determined in accordance with GAAP.

“Sales Commission” means an amount equal to the gross profit earned by Buyer and its Affiliates, other than the Company, (“Other Affiliated Entities”) on projects that are sold by employees of the Company for the benefit of the Other Affiliated Entities. Such gross profit shall be computed in the same manner as Gross Profit under this Agreement but shall not be reduced by any expense or other charge incurred by such Other Affiliated Entity for selling, general and administrative expenses.

“Scheduled Contracts” has the meaning set forth in Section 3.12(a).

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

“Section 2.4(b) Accountants” has the meaning set forth in Section 2.4(b).

“Section 2.4(b) Notice” has the meaning set forth in Section 2.4(b).

“SEC” means the Securities Exchange Commission of the United States.

“Securities Act” has the meaning set forth in Section 4.7.

“Seller” and “Sellers” have the meanings set forth in the preamble to this Agreement.

“Seller Indemnified Parties” has the meaning set forth in Section 8.2.

“Seller’s Cash Consideration” with respect to any Seller means the dollar amount of Cash Consideration equal to the product of (x) the aggregate Cash Consideration payable pursuant to Section 2.1(b)(i) multiplied by (y) such Seller’s Proportionate Interest.

“Seller’s Proportionate Interest” with respect to any Seller means the percentage set forth opposite such Seller’s name on Schedule A attached hereto.

“Sellers’ Representative” has the meaning set forth in Section 2.4(a).

“Seller’s Stock Consideration” with respect to any Seller means the number of shares of Buyer Common Stock equal to the product of (x) 200,000, multiplied by (y) such Seller’s Proportionate Interest.

“Tax” or “Taxes” means all United States federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, real estate, excise, value added, estimated, stamp, alternative or add-on minimum, environmental, withholding and any other taxes, duties or assessments, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Authority” means any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Tax Return” means any return, report, information return or other document (including any related or supporting information) required to be filed with any Tax Authority with respect to Taxes, including information returns, claims for refunds of Taxes and any amendments or supplements to any of the foregoing.

“Third Party Claim” has the meaning set forth in Section 8.3.

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

ARTICLE II
PURCHASE AND SALE OF THE MEMBERSHIP INTERESTS; EARN-OUT

2.1 Purchase and Sale of the Membership Interests.

(a) Subject to the terms and conditions hereof, at the Closing, each Seller shall sell, transfer, assign and deliver to Buyer, and Buyer shall purchase and accept from each Seller, the Membership Interest of each Seller, free and clear of Encumbrances of any kind.

(b) The aggregate purchase price to be paid to the Sellers for the Membership Interests (the “Purchase Price”), shall consist of the following:

(i) $4,500,000 in cash (the “Cash Consideration”);

(ii) an unsecured promissory note payable to Berkowitz, Trager & Trager, Trustee for the benefit of the Sellers in the aggregate original principal amount of $2,000,000, substantially in the form attached hereto as Exhibit A (“Note A”);

(iii) an unsecured promissory note payable to Berkowitz, Trager & Trager, Trustee for the benefit of the Sellers in the aggregate original principal amount of $1,500,000, substantially in the form attached hereto as Exhibit B (“Note B”);

(iv) 200,000 shares of common stock of Buyer, par value $0.0001 per share (the “Buyer Common Stock”); and

(v) the earn-out amounts, if any, determined and payable in accordance with the provisions of Section 2.4, in the event the Company achieves certain Gross Profits.

2.2 Closing. The closing of the purchase and sale of the Membership Interests (the “Closing”) will take place on the second Business Day following the satisfaction or waiver of the conditions set forth in Article VII, or at such other date as may be agreed to by the Parties (the date on which the Closing actually occurs being referred to as the “Closing Date”).

2.3 Deliveries and Payments at the Closing.

(a) At the Closing, Buyer shall deliver or cause to be delivered:

(i) to each Seller, as set forth on Schedule A, such Seller’s Cash Consideration, by wire transfer of immediately available funds to Berkowitz, Trager & Trager, Trustee for the benefit of the Sellers, in each case against delivery by such Seller of duly executed assignments of Membership Interests;

(ii) the Notes referred to in Section 2.1(b)(ii) and Section 2.1(b)(iii);

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

(iii) to Berkowitz, Trager & Trager as escrow agent (the “Escrow Agent”), under an escrow agreement to be entered into at Closing, substantially in the form of Exhibit C hereto (the “Escrow Agreement”), duly executed certificates for the 200,000 shares of Buyer Common Stock representing each Seller’s Stock Consideration in the amounts set forth on Schedule A, to be held by the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement;

(iv) to the Company, the officer’s certificate referred to in Section 7.2(c) hereof; and

(v) such other documents as Sellers may reasonably request to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement.

(b) At Closing, Sellers, as applicable, shall deliver or cause to be delivered to Buyer:

(i) a receipt for the payment of each Seller’s Cash Consideration;

(ii) Employment Agreements, dated as of the Closing Date, executed by each of James Embley, Eric Holzworth and William Pirrone, and each in form and content mutually acceptable to the parties thereto;

(iii) the certificate referred to in Section 7.1(c) hereof;

(iv) a fully-executed Escrow Agreement; and

(v) such other documents as Buyer may reasonably request to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement.

2.4 Earn-Out Payments.

(a) Delivery of Financial Information. On or prior to each of March 31, 2009 and March 31, 2010, Buyer shall deliver to each Seller a work sheet (the “Earn-Out Worksheet”) prepared in good faith by Buyer’s independent public accountants or Buyer’s Chief Financial Officer (or his designee), setting forth Buyer’s determination of Gross Profit for the applicable Earn-Out Period (as defined below) together with all of the material elements of such calculation and such other information and documentation as Seller’s Representative may reasonably request to assess the accuracy of the calculation. Sellers shall have the right, at Sellers’ expense, at reasonable times and upon reasonable notice, to examine, and to have one representative, who shall initially be Rudy Kraus, (the “Sellers’ Representative”) or Sellers’ accountants examine, the books and records of the Company and the Buyer’s accountants workpapers to determine whether the calculation and payment of the Earn-Out Payment are in accordance with the provisions of this Agreement.

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

(b) Disputes Regarding Earn-Out Worksheet. In the event that Sellers dispute any amounts reflected on any Earn-Out Worksheet, Sellers’ Representative shall notify Buyer in writing (such notice, a “Section 2.4(b) Notice”), within 30 days after the delivery of the Earn-Out Worksheet (the “Dispute Deadline”), setting forth the amount, nature and basis of the dispute. Within the following 10 days, the parties shall use their reasonable best efforts to resolve in good faith such dispute. Upon their failure to do so, Sellers’ Representative and Buyer shall within 10 days from the end of such 10 day period jointly engage an independent accountant (one who has not had any prior relationship with any of the Parties) (the “Section 2.4(b) Accountants”). The Section 2.4(b) Accountants shall be engaged jointly by Buyer and Sellers’ Representative to decide the dispute with respect to the Earn-Out Worksheet within 30 days from its appointment; such decision to be communicated to both parties in writing. The Section 2.4(b) Accountants  shall resolve the dispute based solely on presentations by Buyer and Sellers, and not by independent review and shall render its decision (together with a brief explanation of the basis therefor) to Buyer and Seller, as soon as reasonably practicable but in any event not later than forty-five (45) business days following submission of the dispute to it. The fee of the Section 2.4(b) Accountants shall be borne fifty percent (50%) by Sellers and fifty percent (50%) by Buyer unless the Section 2.4(b) Accountants decides, based on its determination with respect to the reasonableness of the respective positions of Buyer and Sellers that the fee shall be borne in unequal proportions. The Section 2.4(b) Accountants shall have exclusive jurisdiction over, and resort to the Section 2.4(b) Accountants as provided in this Section 2.4 shall be the sole recourse and remedy of the parties against one another or any other Person with respect to, any disputes arising out of or relating to the Earnout. The decision of the Section 2.4(b) Accountants shall be final and binding upon the parties and accordingly a declaratory judgment by a court of competent jurisdiction may be entered in accordance therewith.

(c) Calculation of Earn-Out Payment. [Information Omitted and Filed Separately with the Commission under Rule 24B-2]

(d) Payment. Subject to the provisions of Section 2.4(e), Buyer shall deliver any Earn-Out Payment to Sellers based on each Seller’s Proportionate Interest determined in accordance with Schedule A. Such Payment shall be made within 15 days of the earlier of expiration of the Dispute Deadline without the delivery of a Section 2.4(b) Notice or the decision of the Section 2.4(b) Accountants, as applicable.

Any sums owing by Buyer to Sellers on account of the payments to be made under this Section 2.4 which are not paid when due as provided herein shall bear interest at a rate equal to two (2) percentage points over the Wall Street Journal “Prime Rate”, as the same may be announced from time to time, until the applicable payment has been paid in full. Interest shall be calculated based upon a 360-day year and based upon the unpaid balance of the payment, as the same may be from time to time.

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.
(e) Right of Set-Off. Buyer’s obligation to make the Earn-Out Payments is subject to reduction or non-payment due to any claim for Damages that a Buyer Indemnified Party may have against Sellers in accordance with Article VIII, subject to the provisions of Section 8.2 hereof . In the event that Buyer determines to exercise its right of set-off pursuant to this Section 2.4, Buyer shall comply with the provisions of this Section 2.4 in determining the Earn-Out Payment and shall pay the amount, if any, by which the Earn-Out Payment exceeds the amount set-off by Buyer.

(f) Earn-Out Term. Buyer acknowledges that the possibility of receiving the Earn-Out Payments comprises a material inducement for Sellers to enter into this Agreement During each of the Earn-Out Periods, Buyer shall (i) operate the Company in the ordinary course, reasonably consistent with past practices of Sellers, (ii) not change the operations of the businesses of the Company in any material way that would have a material adverse effect on either Gross Profit or the ability to make Earn-Out Payments to Sellers hereunder, provided, that Sellers acknowledge that Buyer may combine or convert the Company into divisions of Buyer or an Affiliate of Buyer, and (iii) conduct the Business post Closing in such a manner as to be able to track Gross Profit on a job by job basis, and all other financial matters and related items necessary for calculating the Earn-Out Payment due hereunder, and, in connection therewith, shall keep true, complete and accurate books of account and records, covering all transactions relating to the subject matter of this Section 2.4.

2.5 Working Capital Adjustment

(a) Preparation of Preliminary Statement of Working Capital.  As soon as reasonably possible after the Closing Date (but not later than 60 days thereafter), Buyer will prepare, or cause to be prepared by its independent accountant, a preliminary statement of working capital (the “Preliminary Statement of Working Capital”) setting forth (i) the Current Assets and Current Liabilities of the Company and (ii) the Net Working Capital of the Company, in each case as of the Closing Date. For purposes of this Agreement, (A) “Current Assets” shall mean all assets of the Company, which in accordance with GAAP shall constitute current assets, (B) “Current Liabilities” shall mean all liabilities of the Company which in accordance with GAAP shall constitute current liabilities; and (C) “Net Working Capital” shall mean Current Assets minus Current Liabilities. The Preliminary Statement of Working Capital shall be prepared in accordance with GAAP.

(b) Review of Preliminary Statement of Working Capital. On or prior to the date on which the Preliminary Statement of Working Capital is due (as contemplated by Section 2.5(a)), Buyer shall deliver to Seller Representative the Preliminary Statement of Working Capital. The Seller Representative and its independent accountant may review the Preliminary Statement of Working Capital and may make inquiry of Buyer and its representatives, and Buyer and the Company will make available to the Seller Representative and his representatives, as reasonably requested, all books and records relating to the Preliminary Statement of Working Capital within their possession. The Preliminary Statement of Working Capital shall be binding and conclusive upon, and deemed accepted by, the Seller Representative unless the Seller Representative shall have notified Buyer in writing of any objections thereto consistent with the provisions of this Section 2.5 within thirty (30) days after receipt thereof. The written notice delivered by the Seller Representative to Buyer under this Section 2.5(b) shall specify in reasonable detail each item on the Preliminary Statement of Working Capital that Seller disputes, a summary of the reasons for such dispute and the portion of the Preliminary Statement of Working Capital, if any, which Seller does not dispute.

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.
(c) Disputes.

Disputes between Buyer and Sellers relating to the Preliminary Statement of Working Capital that cannot be resolved by Buyer and Seller within thirty (30) days after receipt by Buyer of the notice referred to in Section 2.5(b) shall be resolved in the manner set forth in Section 2.4(b) above. The Section 2.4(b) Accountants shall have exclusive jurisdiction over, and resort to the Section 2.4(b) Accountants as provided in this Section 2.5(c) shall be the sole recourse and remedy of the parties against one another or any other Person with respect to, any disputes arising out of or relating to the Working Capital. The decision of the Section 2.4(b) Accountants shall be final and binding upon the parties and accordingly a declaratory judgment by a court of competent jurisdiction may be entered in accordance therewith.

(d) Final Statement of Working Capital.

The Preliminary Statement of Working Capital shall become final and binding upon the parties hereto upon the earlier of (i) the failure by the Seller Representative to object thereto within the period permitted under, and otherwise in accordance with the requirements of, Section 2.5(b), (ii) the written agreement between Buyer and the Seller Representative with respect thereto and (iii) the decision by the Section 2.4(b) Accountant with respect to disputes under Section 2.5(c). The Preliminary Statement of Working Capital, as deemed to be agreed pursuant to clause (i) above, or as adjusted pursuant to the written agreement of the parties hereto or the decision of the Section 2.4(b) Accountants, when final and binding, is referred to herein as the “Final Statement of Working Capital”.

(e) Adjustment to the Purchase Price.

As soon as practicable (but not more than five (5) Business Days) after the determination and delivery of the Final Statement of Working Capital in accordance with this Section 2.5 the amount, if any, by which the Net Working Capital at the Closing Date as reflected in the Final Statement of Working Capital is (i) greater than $200,000, shall result in an immediate upward adjustment of the Purchase Price in such amount as the Net Working Capital varies from $200,000, which amount shall be payable by Buyer, in immediately available funds, or (ii) less than $200,000, shall result in an immediate downward adjustment of the Purchase Price in such amount as the Net Working Capital varies from $200,000, which amount shall be payable by Sellers by reduction of such amount from Note A.

i) Notwithstanding anything to the contrary contained in this Section 2.5, pending resolution of all disputed items with respect to the Preliminary Statement of Working Capital, the amount of any adjustment to the Purchase Price that is not in dispute shall be paid (i) in the case of any amounts to which the Seller Representative has not objected pursuant to Section 2.5(b), upon the earlier of (A) 30 days after receipt by the Seller Representative of the Preliminary Statement of Working Capital and (B) the date on which the Seller Representative shall have notified Buyer in writing of any objections thereto and (ii) in the case of any disputed amount or portions thereof, upon resolution of any dispute with respect to such amounts or portions.

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

ii) All payments required to be made pursuant to this Section 2.5 shall be paid to Buyer or Seller, as the case may be, together with any and all interest at a rate of six (6%) per annum accruing from the Closing Date to the date of payment.

ARTICLE III
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

The Sellers and the Company jointly and severally (but as among the Sellers, their liability shall be several and proportionate, in accordance with their respective Seller’s Proportionate Interest) represent and warrant to Buyer as follows:

3.1 Organization and Standing. The Company is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which such qualification or licensing is necessary because of the property and assets owned, leased or operated by it or because of the nature of its business as now being conducted, except for any failure to so qualify or be licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Schedule 3.1 lists the jurisdictions in which the Company is qualified to conduct business as a foreign entity. The Company has made available to Buyer true, complete and correct copies of the organizational documents of the Company, as amended to the date of this Agreement, and has made available to Buyer any ownership records. The Company is not in violation of any provision of its articles of organization.

3.2 Authorization of the Company. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s power and have been duly authorized by all necessary action on the part of the managers and/or members of the Company. This Agreement constitutes (assuming the due execution and delivery by each of the other parties hereto) the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law).

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

3.3 Noncontravention. Except as set forth in Schedule 3.3, the execution, delivery and performance of this Agreement and the transactions contemplated hereby by the Company does not, and the consummation by the Company of the transactions contemplated hereby will not, (i) contravene or violate any material provision of the organizational documents of the Company, or (ii) contravene or violate any material provision of, or result in the termination or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, or result in the imposition of any Encumbrance (other than a Permitted Encumbrance) on the Company pursuant to any mortgage, lease, franchise, license, permit, agreement, instrument, Law, order, arbitration award, judgment or decree to which the Company is a party or by which the Company is bound.

3.4 Consents and Filings. Except as set forth in Schedule 3.3, no consent, approval, license, permit, order or authorization (each, a “Consent”) of, or registration, declaration or filing (each, a “Filing”) with, any Governmental Entity is required for or in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby.

3.5 Capitalization. The authorized, issued and outstanding membership or percentage interests of the Company consists of 1,000,000 Common Units of which 100% are issued and outstanding and owned by the Sellers as set forth on Schedule A. Each Seller individually represents and warrants that such Seller owns his or her membership interests free and clear of all Liens. All of such Membership Interests are duly authorized, validly issued, and were issued in compliance in all material respects with all federal, state and local rules, laws and regulations. The designations, powers, preferences, rights, qualifications, limitations and restrictions, if any, in respect of each class and series of membership or percentage interest of the Company are as set forth in the Company’s Operating Agreement, a copy of which has been provided to the Buyer and is attached hereto as Exhibit D, and all such designations, powers, preferences, rights, qualifications, limitations and restrictions are valid, binding and enforceable in accordance with all applicable laws. There are no outstanding warrants, options, rights, agreements, convertible securities, appreciation rights, joint venture, partnership or other commitments of any nature relating to the Membership Interests of the Company. There are no voting trusts or other similar agreements with respect to the voting of any of the Membership Interests, except such, if any, as may be contained in the Company’s Operating Agreement.

3.6 Subsidiaries. The Company does not own, directly or indirectly, any shares of or other ownership interest in any other Person.

3.7 Financial Statements. Attached hereto as Schedule 3.7 are true and correct copies of (i) the unaudited balance sheets as of December 31, 2006 and the related statements of operations, changes in equity and cash flows for the year then ended for the Company, and (ii) the unaudited balance sheet as of October 31, 2007 (the “Balance Sheet Date”) and the related statements of operations and cash flows of the Company for the ten month period then ended (collectively “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP consistently applied (except for the absence of footnote disclosures required by GAAP)during the periods involved and fairly present in all material respects the financial position and the results of operations and cash flow of the Company as of the dates and for the periods presented therein.

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.
3.8 Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.8, the Company does not have any material liabilities except liabilities (i) reflected on, accrued or reserved against in the Financial Statements, (ii) incurred in the ordinary course of business since the Balance Sheet Date, or (iii) Liabilities of the type not required to be reflected or disclosed on a balance sheet prepared in accordance with GAAP.

3.9 Absence of Certain Changes. Since June 30, 2007, the Company has operated its business in the ordinary course, consistent with past practice and there has not been any event or occurrence that has had or could reasonably be expected to have a Material Adverse Effect. Without limiting the scope of the foregoing, except as set forth on Schedule 3.9:

(a) The Company has not sold, transferred, disposed of, or agreed to sell, transfer or dispose of, any material assets other than in the ordinary course of business;

(b) The Company has not acquired any material assets except in the ordinary course of business, nor acquired or merged with any other business;

(c) No material tangible asset or property owned, leased or licensed by the Company has been destroyed, damaged or otherwise lost (whether or not covered by insurance);

(d) The Company has not materially increased (i.e., by more than 10%) the salary or other compensation payable or to become payable to any of its respective officers, directors, partners, members, managers or employees or obligated itself to pay any bonus or other additional salary or compensation (including, without limitation, through any deferred compensation, severance, retirement, change of control, retention or similar agreement or arrangement) to any such person other than in the ordinary course of business and consistent with past practice;

(e) The Company has not made any material change in any pricing, marketing, purchasing, tax or accounting practice, or made any material tax election or settled or compromised any material income tax liability;

(f) The Company has not made any declaration, setting aside or payment of any dividend or other distribution with respect to any Membership Interest, or any repurchase, redemption or other acquisition of any Membership Interest. Notwithstanding anything contained herein to the contrary, the Company has made or, prior to the Closing shall have the right to make, distribution all cash on hand to the Sellers immediately prior to closing to the extent that such distribution does not reduce Net Working Capital at the closing below $200,000;

(g) The Company has not made any loan, advance or capital contribution to or investment in any Person;

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

(h) The Company has not amended, rescinded or terminated (and not renewed) any existing Scheduled Contract or arrangement and no such Scheduled Contract or arrangement has expired or terminated (and not been renewed) by its terms;

(i) The Company has not settled or compromised any material Legal Proceeding; and

(j) The Company has not entered into any commitment (contingent or otherwise) to do any of the foregoing.

3.10 Litigation. Except as set forth in Schedule 3.10, (i) there are no Legal Proceedings by or before any Governmental Entity or arbitration tribunal pending, or to the Knowledge of the Sellers’, threatened, against the Company, and (ii) no injunction, writ, temporary restraining order, decree or any order of any nature has been issued by any court or other Governmental Entity relating to the Company or seeking or purporting to enjoin or restrain the execution, delivery and performance by the Company of this Agreement or the consummation of the transactions contemplated hereby.

3.11 Compliance with Laws.

(a) The Company conducts its business in material compliance with all applicable Laws.

(b) The Company has all material Permits necessary for the conduct of its business as presently conducted, all of such Permits are valid and in full force and effect and the Company has not received any notice that it is in violation of the terms of any of such Permits. Except as set forth in Schedule 3.11(b), the consummation of the transactions contemplated by this Agreement will not result in the non-renewal, revocation or termination of any Permit.

3.12 Scheduled Contracts and Proposals.

(a) Schedule 3.12(a) is a true and complete list of all Scheduled Contracts to which the Company is a party, by which it is bound, or which otherwise pertain to its business. For the purposes of this Section 3.12(a), the term “Scheduled Contracts” shall mean the following written or oral contracts, agreements, indentures, instruments, commitments and amendments thereof with suppliers, customers, producers, consumers, lenders of the Company and other third parties that are currently in effect:

(i) loan and credit agreements, revolving credit agreements, security agreements, guarantees, notes, agreements evidencing any lien, conditional sales agreements, factoring agreements, leasing agreements, sale and leaseback and synthetic lease agreements, or title retention agreements;

(ii) hedging and similar agreements;

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

(iii) contracts that involve the sale by the Company of goods, materials, supplies, or services showing the total amount of the contract at inception, less amounts billed to date, total estimated cost to complete the contract and anticipated profit to be earned on the project;

(iv) agreements relating to Intellectual Property Rights listed on Schedule 3.13(a);

(v) contracts, agreements, indentures, instruments or commitments by and between the Company and Persons with whom the Company is not dealing at arm’s length;

(vi) agreements listed on Schedule 3.18;

(vii) franchise, distribution, license or consignment contracts or agreements;

(viii) sales, agency or advertising contracts, agreements, or commitments providing for payments over the life of the contract greater than $50,000;

(ix) leases under which either of the Company is the lessor or lessee other than operating leases that require future payments by either of the Company of more than $10,000 per annum;

(x) management or service contracts or agreements, and contracts and commitments providing for payments over the life of the Company greater than $50,000;

(xi) contracts or agreements with consultants or independent contractors;

(xii) agreements of any kind with any Affiliate of the Company;

(xiii) agreements of any kind relating to the business of the Company to which employees of the Company are parties; and

(xiv) discount policies and practices, if any.

(b) Except as otherwise disclosed on Schedule 3.12(b), as of the Effective Date, (x) each of the Scheduled Contracts is in full force and effect; (y) the Company has provided to Buyer a true and complete copy of each written Scheduled Contract (and all amendments thereto); and (z) there are no oral modifications or amendments to any of the Scheduled Contracts. In addition:

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

(i) All of the Scheduled Contracts have been legally obtained by the Company and are binding on the parties thereto, and the Company is in material compliance with all terms and conditions in such Scheduled Contracts;

(ii) The Company has not received any written notice of deficient performance or administrative deficiencies relating to any Scheduled Contract;

(iii) The Company has not received any notice of any stop work orders, terminations, cure notices, show cause notices or notices of default or breach under any of the Scheduled Contracts, nor has any such action been threatened or asserted;

(iv) Each Scheduled Contract was entered into in the ordinary course of business and, based upon assumptions that the Company’s management believes to be reasonable and subject to such assumptions being fulfilled;

(v) There are no Scheduled Contracts for the provision of goods or services by the Company that include a liquidated damages clause or unlimited liability by the Company, or liability for consequential damages;

(vi) There are no Scheduled Contracts for the provision of goods or services by the Company that requires the Company to post a surety, performance or other bond or to be an account party to a letter of credit or bank guarantee;

(vii) There are no written claims of any type, or requests for equitable adjustments outstanding or, to the Knowledge of the Company, threatened under any Scheduled Contracts in process and no money presently due to the Company on any Scheduled Contract has been withheld or set off or subject to attempts to withhold or setoff; and

(viii) No party to a Scheduled Contract has notified the Company that it has breached or violated any Law or any certification, representation, clause, provision or requirement of any Scheduled Contract.

(c) Schedule 3.12(c) sets forth a list of all bids, proposals, offers, or quotations made by the Company that were outstanding as of the date of this Agreement (collectively the “Proposals”). True and complete copies of such Proposals have been made available to the Buyer.

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

3.13 Intellectual Property.

(a) Schedule 3.13(a) sets forth a list of all U.S. and foreign patents, registrations and applications for Intellectual Property and all material unregistered Intellectual Property owned by the Company. The Company owns or has the right to use all of the Intellectual Property used in its business and all of the patents, registrations and applications, if any, listed on Schedule 3.13(a) are unexpired and subsisting, and have not been abandoned or cancelled.

(b) The Company has taken reasonable steps to maintain the confidentiality of all information that constitutes a material trade secret of the Company.

(c) Schedule 3.13(c) sets forth a complete and accurate list of (i) all material agreements granting to the Company any material right under or with respect to any Intellectual Property owned by a third party that is used in connection with the Company’s business (collectively, the “Inbound Licenses”), other than commercially available software applications, and (ii) all material license agreements under which the Company has granted any rights under any Intellectual Property to any third party (collectively, the “Outbound Licenses”), other than non-exclusive licenses granted in the ordinary course of business . No loss or expiration of any material Intellectual Property licensed to the Company under any Inbound License is pending or, to the Knowledge of the Sellers’, reasonably foreseeable or threatened. There is no outstanding or, to the Knowledge of the Sellers’, threatened dispute or disagreement with respect to any Inbound License or Outbound License. Except as set forth on Schedule 3.13(c), the consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of, or give rise to any right of any third party to terminate or re-price or otherwise modify any of the Company’s rights or obligations under any Inbound License or any Outbound License.

(d) The Intellectual Property owned by the Company or licensed under any Inbound License or available in the public domain constitutes all the material Intellectual Property rights necessary for the conduct of the business of the Company as is currently conducted.

(e) None of the products or services distributed, sold or offered by the Company, nor any technology, content, materials or other Intellectual Property used, displayed, published, sold, distributed or otherwise commercially exploited by or for the Company materially infringes upon, misappropriates, or violates any Intellectual Property of any third party. The Company has not received any written notice or claim asserting that any such infringement, misappropriation or violation is occurring or has occurred. To the Knowledge of the Sellers’, no third party is misappropriating or infringing any material Intellectual Property owned by the Company.

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

3.14 Benefit Plans.

(a) Schedule 3.14(a) lists each material “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each material severance, change in control or employment plan, program or agreement, and vacation, incentive, bonus, stock option, stock purchase and restricted stock plan, program or policy sponsored or maintained by the Company for the benefit of current and former employees of the Company (each, a “Company Plan”). Copies or descriptions of each Company Plan have been or will be furnished or made available to Buyer.

(b) Except as set forth in Schedule 3.14(b), each Company Plan is in compliance with ERISA, the Code and other applicable Laws and has been administered in all material respects in accordance with the terms of such plan and all applicable Laws. Each Company Plan, if any, that is intended to be qualified within the meaning of Section 401 of the Code has received a favorable determination letter as to its qualification, and to the Knowledge of the Sellers’, nothing has occurred that could reasonably be expected to adversely affect such qualification.

(c) Except as set forth in Schedule 3.14(c), no Legal Proceedings involving any Company Plan has occurred or, to the Knowledge of the Sellers’, is threatened (other than routine claims for benefits by participants).

(d) The Company does not contribute to any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) nor has it incurred any withdrawal liability under any such multiemployer plan under Title IV of ERISA which remains unsatisfied.

3.15 Labor; Employees.

(a) Except as set forth in Schedule 3.15, the Company is neither a party to or bound by any collective bargaining or similar labor agreement, nor is one presently being negotiated, there are no existing or, to the Knowledge of the Sellers’, threatened strikes, lockouts or other labor stoppages involving the employees of the Company, there is no union organization campaign being conducted with respect to employees of the Company, and there is no litigation relating to employment matters pending against the Company.

(b) Schedule 3.15(b) sets forth a true and correct list of the name and current annual salary of each officer or employee of the Company whose annual base salary exceeds $50,000 and any other form of compensation (other than salary, bonuses or customary benefits) paid or payable by the Company to each such officer or employee for the current fiscal year.

(c) There are no change of control payments or sale or transaction bonuses payable to employees, consultants or directors of the Company as a result of the transactions contemplated by this Agreement (“Change of Control Payments”).

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

3.16 Taxes. Except as set forth in Schedule 3.16, (i) all Tax Returns required to be filed by the Company prior to the date hereof have been filed (except those under valid extension), (ii) all Taxes which were shown to be due on such Tax Returns have been paid (unless such Taxes are being contested in good faith), (iii) there is no Legal Proceeding or audit now pending against, or with respect to, the Company in respect of any Taxes or assessments, (iv) the Company has never been a member of an affiliated group (other than a group the common parent of which is the Company filing a consolidated Return, (v) the Company has no liability for Taxes of any Person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law, or as a transferee or successor, by contract, or otherwise, (vi) the Company is not a party to any Tax sharing agreement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person, (vii) all Taxes required to be withheld, collected or deposited prior to the date hereof by or with respect to the Company have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant Tax Authority and (viii) there are no liens with respect to Taxes upon the assets of the Company except for statutory liens for Taxes not yet due and payable or liens for Taxes that are being contested in good faith.

3.17 Environmental Matters. Except as disclosed in Schedule 3.17 (i) the Company complies with all applicable Laws protecting the quality of the ambient air, soil, surface water or groundwater or otherwise relating to pollution, contamination or protection of the environment and possesses and complies with all applicable Permits required under any such Laws to operate as it currently operates; and (ii) there are no Legal Proceedings pending or, to the Knowledge of the Sellers’, threatened, that seek to enforce or impose liability under any such Law against the Company, or to revoke or modify any such Permit held by the Company.

3.18 Real Property. Schedule 3.18 hereto sets forth a complete and correct list of all real property owned or leased by the Company, identifying in each case whether such property is owned or leased. The Company has good title to, or a valid and binding leasehold interest in the real property owned or leased by the Company, as the case may be, free and clear of all Encumbrances (other than Permitted Encumbrances). Each lease with respect to any real property leased by the Company (a “Lease”) is in full force and effect as of the date hereof and the Company is not in breach or default thereunder and has not repudiated any provision of any Lease, and, to the Knowledge of the Sellers’, neither has any counterparty to any Lease. No event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration under any Lease. There are no material disputes, oral agreements, or forbearance programs in effect as to any Lease. The Company has not assigned, transferred, conveyed, subleased, mortgaged, deeded in trust or encumbered any interest in the leasehold interest.

3.19 Personal Property. The Company owns or has a valid leasehold interest in all personal property used in its respective business and all such personal property is in good working order, wear and tear excepted.

3.20 Sufficiency of Assets. The assets of the Company constitute all of the assets (whether real or personal, tangible or intangible) that are reasonably necessary for the continued conduct of the businesses of the Company after the Closing in the same manner as presently conducted. All of such assets are either reflected on the Financial Statements or the Interim Financial Statements or were acquired since the Interim Financial Statement Date, except for (i) inventories sold since such date in the ordinary course of business, or (ii) assets of the type not required to be reflected or disclosed on a balance sheet prepared in accordance with GAAP.

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

3.21 Insurance. Schedule 3.21 contains an accurate and complete description of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by the Company. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date will have been paid, and no notice of cancellation or termination has been received with respect to any such policy.

3.22 Suppliers and Clients. Schedule 3.22 lists the material suppliers and all of the clients of the Company. The Company has not (i) received any written notice of, or has any reason to believe that there are, any outstanding or threatened disputes with any material supplier or client that have not been resolved, or (ii) to the Knowledge of the Sellers’ any reason to believe that there exist any reasonable grounds for any such dispute. No material supplier or customer has indicated in the last twelve months that it intends to stop, materially decrease the rate of, or materially change the terms on which it does business with the Company.

3.23 Bank Accounts; Authorized Signatories. Schedule 3.23 contains a complete and correct list of the names and locations of all banks in which the Company has a bank account, lock box, safe deposit box and a list of all persons authorized to withdraw funds from or otherwise take actions with respect thereto.

3.24 Brokers. Neither the Company nor any Seller has employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, agent’s commissions or finders’ fees in connection with the transactions contemplated by this Agreement for which Buyer, or the Company has, will have or may have any liability.

3.25 Affiliate Transactions. Except for employment and consulting relationships and the payment of compensation and benefits in the ordinary course of business or as disclosed on Schedules 3.9 or Section 3.12, the Company is not a party to any material agreement or arrangement with any shareholder, officer, director or Affiliate of the Company.

3.26 Books and Records. The minutes of the meetings of the Company’s members, owners, managers, and the written consents executed in lieu of the holding of a meeting contained in the books of the Company delivered to Buyer are true and correct.

3.27 Restrictions on Business Activities. Except as set forth on Schedule 3.26, there is no agreement, judgment, injunction, order or decree binding upon the Company which has the effect of prohibiting or materially impairing any current business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted.

3.28 Certain Business Practices. The Company has not: (a) used any funds for material unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity; (b) made any material unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (c) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended; or (d) made any other material unlawful payment.

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.
3.29 Takeover Statutes. No applicable takeover statute or similar Law and no provision of the organizational document or governing instruments of the Company or any Scheduled Contract to which the Company is a party (a) would or would purport to impose restrictions which might adversely affect or delay the consummation of the transactions contemplated by this Agreement or (b) as a result of the consummation of the transactions contemplated by this Agreement or the acquisition of Acquired Interest by Buyer (i) would or would purport to restrict or impair the ability of Buyer to vote or otherwise exercise the rights of a member with respect to securities of the Company or (ii) would or would purport to entitle any Person to acquire securities of the Company.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLERS SET FORTH IN THIS AGREEMENT, NEITHER ANY OF SELLERS NOR THE COMPANY, NOR ANY EMPLOYEES, AGENTS OR ANY OTHER RELATED PERSONS MAKES ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AND SELLERS AND THE COMPANY HEREBY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY NOT SET FORTH IN THIS AGREEMENT.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLERS

Each Seller, severally and not jointly, as to such Seller only, hereby represents and warrants to Buyer as follows:

4.1 Authorization. The execution, delivery and performance by such Seller of this Agreement and the consummation by such Seller of the transactions contemplated hereby and thereby are within such Seller’s powers and have been duly authorized by all necessary action on the part of such Seller. This Agreement constitutes (assuming the due execution and delivery by each of the other parties hereto) the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law).

4.2 The Membership Interests. Such Seller is the record and beneficial owner of the Membership Interest, as set forth on Schedule A, to be sold by such Seller hereunder, free and clear of any Encumbrances and, upon transfer of the Membership Interest to Buyer on the Closing Date in accordance with the terms of this Agreement, Buyer will receive good and valid title to the Membership Interest, free and clear of any Encumbrances.

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

4.3 Consents and Filings. No Consent or Filing with, any Governmental Entity is required for or in connection with the execution and delivery of this Agreement by such Seller, and the consummation by such Seller of the transactions contemplated hereby, exclusive of any Filings which may be required by applicable securities and blue sky laws, so-called.

4.4 Noncontravention. The execution, delivery and performance of this Agreement by such Seller does not, and the consummation by such Seller of the transactions contemplated hereby will not, (i) contravene or violate any provision of the organizational documents of such Seller, or (ii) contravene or violate any provision of, or result in the termination or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, or result in an adverse claim to the Membership Interest held by such Seller pursuant to any mortgage, lease, franchise, license, permit, agreement, instrument, law, order, arbitration award, judgment or decree to which such Seller is a party or by which such Seller is bound.

4.5 No Legal Proceedings. No Legal Proceedings are pending or to the Knowledge of such Seller are threatened against such Seller relating to, or that could reasonably be expected to prevent or delay the consummation of, the transactions contemplated hereby.

4.6 Receipt of Buyer Common Stock for Seller’s Own Account. The Buyer Common Stock is being acquired for investment for such Seller’s own account, not as a nominee or agent, and not with a view to the sale or distribution of all or any part thereof in violation of federal or state securities laws.

4.7 Accredited Investor. Each Seller is an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933 (the “Securities Act”). Each Seller agrees to furnish any additional information reasonably requested to assure compliance with applicable federal and state securities laws in connection with the issuance to such Seller of the Buyer Common Stock .

4.8 Disclosure of Information. Each Seller represents and warrants that he or she (a) has had an opportunity to discuss the Buyer’s business, management, financial affairs and is aware of the character, business acumen and general business and financial circumstances of Buyer; (b) has the requisite knowledge and experience to assess the relative merits and risks of a sale of the Membership Interests and a purchase of the Buyer Common Stock; (c) has received and has carefully read and evaluated copies of all documents relevant to the sale and purchase contemplated by this Agreement; and (d) has had full opportunity to ask questions and receive answers concerning the historical business and operations of the Buyer, as well to evaluate the prospects, future financial condition and the likelihood of success of Buyer.

4.9 Restricted Securities. Each Seller is aware that the Buyer Common Stock has not been registered under the Securities Act is subject to restrictions on transfer imposed by the Securities Act and may not be freely sold. Such Seller represents that he or she (a) has liquid assets sufficient to assure that the purchase contemplated by this Agreement will cause no undue financial difficulties, (b) can afford the complete loss of his or her investment, and (c) can provide for current needs and possible contingencies without the need to sell or dispose of the Buyer Common Stock.

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

4.10 Legends. Each certificate evidencing Buyer Common Stock shall bear the following legends (unless Buyer receives an acceptable opinion of counsel that any such legend is not required):

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933 OR THE LAWS OF ANY STATE, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AND APPLICABLE STATE LAWS, OR AN EXEMPTION FROM THE REGISTRATION AND QUALIFICATION REQUIREMENTS THEREOF.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company and to the Sellers as follows:

5.1 Organization and Existence. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

5.2 Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby are within Buyer’s powers and have been duly authorized by all necessary action on the part of Buyer. This Agreement constitutes (assuming the due execution and delivery by each of the other parties hereto) the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law).

5.3 Consents and Filings. No Consent of, or Filing with, any Governmental Entity by Buyer is required for or in connection with the execution and delivery of this Agreement and the consummation by Buyer of the transactions contemplated hereby.

5.4 Noncontravention. The execution, delivery and performance by Buyer of this Agreement do not, and the consummation by Buyer of the transactions contemplated hereby and thereby will not, (i) contravene or violate any provision of the organizational documents of Buyer, or (ii) contravene or violate any provision of, or result in the termination or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, any mortgage, lease, franchise, license, permit, agreement, instrument, Law, order, arbitration award, judgment or decree to which Buyer is a party or by which Buyer is bound, except in the case of clause (ii) to the extent that any such events would not materially impair or materially delay the ability of Buyer to effect the Closing.

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

5.5 No Legal Proceedings. There are no Legal Proceedings pending against Buyer, and Buyer is not subject to any judgment, decree, injunction or order of any Governmental Entity which, individually or in the aggregate would, enjoin, rescind or materially delay the transactions contemplated by this Agreement or otherwise prevent Buyer from complying in all material respects with the terms and provisions hereof or thereof.

5.6 Valid Issuance of Buyer Common Stock. The Buyer Common Stock, when issued and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable. Assuming the accuracy of each Seller’s representations above, the Buyer Common Stock will be issued in compliance with applicable federal and state securities laws.

5.7 Brokers. Neither Buyer nor any of Buyer’s directors, officers, employees or agents has employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees or any other fees or commissions to investment bankers, brokers or finders in connection with the transactions contemplated by this Agreement for which any Seller, or, in the event the Closing does not occur, the Company, has, will have or may have any liability.

5.8 Commission Filings. The Buyer SEC Reports at the time filed, complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. As of their respective dates, the financial statements of Buyer included in the Buyer SEC Reports (the "Buyer Financial Statements") complied when filed as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and were, when filed, in accordance with the books and records of Buyer, complete and accurate in all material respects, and presented fairly the consolidated financial position and the consolidated results of operations, changes in stockholders' equity and cash flows of Buyer and its subsidiaries as of the dates and for the periods indicated, in accordance with generally accepted accounting principles, consistently applied, subject in the case of interim financial statements to normal year-end adjustments and the absence of certain footnote information.

5.9 No Material Adverse Change. Since the date of the most recent SEC Report, there has been no material adverse change in the business or financial condition of Buyer and its Subsidiaries taken as a whole.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF BUYER SET FORTH IN THIS AGREEMENT, NEITHER BUYER NOR ANY EMPLOYEES, AGENTS OR ANY OTHER RELATED PERSONS MAKES ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AND BUYER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY NOT SET FORTH IN THIS AGREEMENT.

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

ARTICLE VI
COVENANTS

6.1 Conduct of the Business. From the date hereof until the Closing Date, Sellers shall cause the Company to (i) operate its business in the ordinary course in all material respects, (ii) promptly advise Buyer of any material adverse change in the Company that has occurred or that would reasonably be expected to occur, (iii) comply in all material respects with all Laws applicable to the Company in the conduct of its business, (iv) use reasonable efforts to maintain its assets and properties in operating condition in all material respects (ordinary wear and tear excepted), (v) use reasonable efforts to keep available the services of its officers and employees, (vi) perform all of its material obligations under the Scheduled Contracts, and (vii) make all Filings and pay any fees necessary to maintain in good standing all Permits. From the date hereof until the Closing Date, Sellers shall not permit the Company to do or take any action that would have been required to be disclosed on Schedule 3.9 if it had been taken prior to the date hereof.

6.2 Access. From the date of this Agreement until the Closing, Sellers shall cause the Company to give Buyer and its lenders, financial sources and authorized representatives full access to the personnel, offices, properties, books and records of the Company and shall furnish Buyer and its lenders, financial sources and authorized representatives with such financial and operating data and other information concerning the Company as may reasonably be requested and as may be in the possession or control of the Company. Without limiting the generality of the foregoing, from the date of this Agreement to the Closing, to the extent permitted by applicable Law, Sellers shall inform Buyer of, and consult with Buyer concerning, all material transactions and decisions affecting the business of the Company, with the understanding that management of the Company will have final decision making authority through the Closing Date.

6.3 Government Filings. The Company, Buyer and Sellers, each agree to use his, her or its respective commercially reasonable efforts to (i) obtain any and all licenses, permits, consents, approvals, authorizations, qualifications and orders of federal, state, local and foreign Governmental Entities as are required in connection with the consummation of the transactions contemplated hereby; (ii) defend any lawsuits or other legal proceedings, whether judicial or administrative, whether brought derivatively or on behalf of third parties (including Governmental Entities or officials), challenging this Agreement or the consummation of the transactions contemplated hereby, and (iii) furnish to each other such information and assistance and to consult with respect to the terms of any registration, filing, application or undertaking as reasonably may be requested in connection with the foregoing.

6.4 Further Actions. Each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement.

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

6.5 Tax Returns. The Company shall prepare or cause to be prepared and file or cause to be filed all Returns (including any amendments thereto) for the Company for all Tax periods, whether ending on or prior to the Closing Date.

6.6 No Solicitation of Other Proposals.

(a) From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, neither the Company nor any Seller shall intentionally, authorize or permit any of its respective officers, directors, members, managers, employees, representatives or agents (collectively, the “Company Representatives”) directly or indirectly to, (i) solicit, facilitate, initiate, encourage or take any action to solicit, facilitate, initiate or encourage, any inquiries or communications or the making of any proposal or offer that constitutes or may constitute an Acquisition Proposal or (ii) participate or engage in any discussions or negotiations with, or provide any information to or take any other action with the intent to facilitate the efforts of, any Person concerning any possible Acquisition Proposal or any inquiry or communication which might reasonably be expected to result in an Acquisition Proposal. For purposes of this Agreement, the term “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to any merger, consolidation, recapitalization, liquidation or other direct or indirect business combination or reorganization, involving the Company or the issuance or acquisition of shares of capital stock or other securities of the Company or any tender or exchange offer that if consummated would result in any Person, together with all Affiliates thereof, beneficially owning shares of capital stock or other securities of the Company, or the sale, lease, exchange, license (whether exclusive or not), or other disposition of any significant portion of the business or other assets of either Company. The Company shall immediately cease and cause to be terminated and shall cause all Company Representatives to immediately terminate and cause to be terminated all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal. The Company shall promptly notify the Company Representative of its obligations under this Section6.6. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth above by any Affiliate of the Company or any Company Representative, whether or not such Person is purporting to act on behalf of either Company, shall be deemed to be a breach of this Section6.6 by the Company.

(b) From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, no member, manager, director or committee of the Company shall (i) approve or recommend, or propose to approve or recommend, any Acquisition Proposal other than the sale of the Membership Interests to Buyer contemplated by this Agreement, (ii) subject to applicable Law, withdraw or modify or propose to withdraw or modify in a manner adverse to Buyer its approval or recommendation of the sale of the Membership Interests to Buyer, this Agreement or the transactions contemplated hereby, (iii) approve, enter or permit or cause either Company to enter, into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal or (iv) resolve or announce its intention to do any of the foregoing.

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

(c) In addition to the other obligations of the Company set forth in this Section 6.6, the Company shall immediately advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could result in an Acquisition Proposal, and the identity of the Person making the same.

6.7 Noncompetition and Nonsolicitation.

(a) Each of Rudy Kraus, Steve Friedman and Ronald Croce (the “Noncompete Parties”) acknowledge and agree that Buyer is relying on the covenants and agreements in this Section 6.7 as a material inducement to consummate the transactions contemplated by this Agreement and that Buyer would not enter into this Agreement or consummate the transactions contemplated hereby but for the agreements of each of the Noncompete Parties in this Section 6.7. Buyer acknowledges that the Noncompete Parties are owners of Validus, LLC (“Validus”) and DSAEncore, LLC (“DSAEncore”) who together with their subsidiaries engage in activities that could be viewed as competitive with the Company. It is the intention of Section 6.7 to provide a limited restrictive covenant to prevent the Noncompete Parties from engaging in one particular aspect of the Company’s business namely providing turn-key design, procurement, construction management and installation services for mission critical facilities with an initial contract value in excess of $5 million (the “Business”); provided that nothing contained in this Agreement shall limit the ability of DSAEncore to engage in the Business with the customers set forth on Schedule 6.7.

(b) Each of the Noncompete Parties agree that engagement by any of them or their Affiliates in the Business would cause irreparable damage to Buyer. For a time period of two (2) calendar years following the Closing Date (provided, that the obligations hereunder of the Noncompete Parties shall be extended by adding to such term the length of time, if any, during which any of them and/or their respective Affiliates shall be or remain in violation of their obligations under this Section 6.7) (the “Noncompete Term”), none of the Noncompete Parties shall, without the prior written consent of Buyer, (i) directly or indirectly, alone or as an equity holder (other than as a holder of less than 5% of the capital stock of any publicly traded corporation), partner, officer, director, employee, consultant, independent contractor, agent or otherwise engage in the Business (ii) with respect to the Business only, divert, or in any way attempt to divert, any customer or prospect of the Buyer or the Company from engaging in business with the Company or Buyer , or (iii) solicit or encourage any officer, employee or consultant of Buyer or the Company to leave their employ for employment by or with any of them or any of their respective Affiliates.

(c) If at any time the provisions of this Section 6.7 shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, then this Section 6.7 shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and all of the parties hereto agree that this Section 6.7 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

6.8  Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving any Seller, each of the other Parties shall cooperate with him or it and his or its counsel in the contest or defense and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, provided that any reasonable actual, out-of-pocket costs incurred as a result of such cooperation shall be reimbursed to the cooperating party.

6.9 Cooperation as to Taxes. After the Closing, upon reasonable written notice, Buyer and Sellers shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance (to the extent within the control of such party) relating to the Company (including access to books and records) as is reasonably necessary for the filing of all Tax returns, and the making of any election related to Taxes, the preparation for any audit by any Governmental Authority, and the prosecution or defense of any claim, suit or proceeding related to any Tax return. Sellers and Buyer shall reasonably cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Company. Buyer agrees that for a period of four (4) years after the Closing Date, it will maintain and preserve the books, records and files relating to the Company prior to Closing, and Seller and its Affiliates (at their own expense) shall have the right after the Closing to reasonably inspect and to make copies of the same upon reasonable prior notice at a mutually agreed time during normal business hours for any purposes of this Section.

ARTICLE VII
CONDITIONS TO CLOSING

7.1 Conditions Precedent to Buyer’s Obligations. The obligation of Buyer to consummate the Closing and the other transactions contemplated by this Agreement is expressly subject to the fulfillment or express written waiver of the following conditions on or prior to the Closing Date:

(a) Representations and Warranties True. Each of the representations and warranties contained in Article III and Article IV shall be true and correct in all material respects at and as of the Closing, except for those (x) representations and warranties that are qualified by materiality, which representations and warranties shall be true and correct in all respects, and (y) representations and warranties that expressly relate to an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date.

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

(b) Covenants Performed. The Company and each Seller shall have performed, on or before the Closing Date, all material obligations contained in this Agreement which by the terms hereof are required to be performed by it on or before the Closing Date.

(c) Compliance Certificate. Buyer shall have received the certificates signed by an officer of the Company and each Seller, certifying as to the matters set forth in Sections 7.1(a) and 7.1(b) above.

(d) Required Consents and Approvals. All of the approvals, consents and licenses listed on Schedule 7.1(d) shall have been obtained.

(e) No Injunction, Etc. There shall not be any order of any court or governmental agency restraining or invalidating the material transactions which are the subject of this Agreement.

(f) Deliverables. The Company and the Sellers shall have delivered the items set forth in Section 2.3(b).

(g) Termination of Agreement. The Company shall have terminated the Administrative Support Agreement with DSA Encore, LLC.

(h) Employment Agreements. Each of Messrs. James Embley, Eric Holzworth and William Pirrone shall have (i) terminated all existing employment agreements with the Company entered into prior to the date hereof, and (ii) executed and delivered Employment Agreements, as of the date hereof, to Buyer.

(i) Legal Opinion. The Sellers shall have delivered to Buyer an opinion, dated the Closing Date, of Berkowitz, Trager & Trager, LLC, counsel to the Company, in form and substance reasonably satisfactory to Buyer.

(j) Good Standing Certificates. The Company shall have delivered to Buyer a certificate of good standing from the Secretary of State of the State of Delaware and the Secretary of State or other appropriate authority of each jurisdiction in which it is qualified or licensed to do business. Each such certificate shall be dated no more than 10 Business Days prior to the Closing Date.

(k) No Material Adverse Effect. From and including the date hereof, there shall not have occurred any event and no circumstance shall exist which, alone or together with any one or more other events or circumstances has had, is having or would reasonably be expected to have a Material Adverse Effect.

(l) Working Capital. On the Closing Date, the Company shall have working capital (defined as current assets minus current liabilities as determined in accordance with GAAP) of at least $200,000 and Sellers shall deliver to Buyer a certificate, signed by the Chief Financial Officer (or comparable person) of the Company, certifying to such amount.

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

(m) Operating Agreement. The existing Operating Agreement of the Company shall have been terminated.

7.2 Conditions Precedent to the Company’s and Seller’s Obligations. The obligation of the Company and each Seller to consummate this Agreement and the other transactions contemplated by this Agreement is expressly subject to the fulfillment or express written waiver of the following conditions on or prior to the Closing Date:

(a) Representations and Warranties True. Each of the representations and warranties of Buyer contained in Article V shall be true and correct in all material respects at and as of the Closing.

(b) Obligations Performed. Buyer shall have performed in all material respects, on or before the Closing Date, all obligations contained in this Agreement which by the terms hereof are required to be performed by Buyer on or before the Closing Date.

(c) Compliance Certificate. The Company shall have received a certificate signed by an authorized officer of Buyer certifying as to the matters set forth in Section 7.2(b).

(d) Deliverables. The Buyer shall have delivered the items set forth in Section 2.3(a).

(e) Legal Opinion. The Buyer shall have delivered to the Sellers an opinion, dated the Closing Date, of Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C., counsel to the Buyer, in form and substance reasonably satisfactory to Sellers.

(f) No Injunction, Etc. There shall not be any order of any court or governmental agency restraining or invalidating the material transactions which are the subject of this Agreement.

(g) No Material Adverse Change. From and including the date hereof, there shall not have occurred any event and no circumstance shall exist which, alone or together with any one or more other events or circumstances has had, is having or would reasonably be expected to result in a material adverse change in Buyer.

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

ARTICLE VIII
INDEMNIFICATION OBLIGATIONS

8.1 Survival. Each of the representations and warranties of the Company and the Sellers contained in Articles III and IV of this Agreement shall survive the Closing and not terminate until one year from the Closing Date, except that the representations and warranties set forth in Sections 3.1, 3.2, 3.5, 3.16, 3.17, 4.1, and 4.2 shall not terminate and shall survive indefinitely subject to the applicable statute of limitations. Notwithstanding the foregoing, any representation or warranty in respect of which indemnity may be sought under Article VIII of this Agreement shall survive the time at which it would otherwise terminate pursuant to this Section 8.1 if written notice of a good faith claim for indemnification in respect of such representation or warranty shall have been duly given prior to such time, in which event such representation or warranty shall survive solely with respect to such claim until the final resolution thereof.

Notwithstanding the foregoing, if Buyer has actual knowledge at or before the Closing of any breach or non-fulfillment of a representation, warranty, covenant or agreement herein by Seller and Buyer nevertheless proceeds to consummate the transaction contemplated hereby, then without further act on the part of any party hereto, Buyer shall be deemed to have waived its rights with respect to such breach or non-fulfillment (but not without respect to any other breach or non-fulfillment).

8.2 Sellers’ Indemnification Obligations. From and after the Closing, the Sellers, severally, and not jointly (proportionately, in accordance with their respective Seller’s Proportionate Interest), agree to indemnify and hold Buyer and its Affiliates, including the Company, and their respective officers, directors and shareholders, but only in their capacities as such, (the “Buyer Indemnified Parties”) harmless and shall reimburse Buyer Indemnified Parties first pursuant to the Escrow Agreement, second by means of set-off against Note A and the Earn-Out Payments and then personally for any Damages incurred or suffered by Buyer Indemnified Parties arising out of any misrepresentation or breach of representation or warranty, covenant or agreement made or to be performed by any Seller (or the Company) under this Agreement.

Notwithstanding anything contained in this Agreement to the contrary, (i) Sellers shall have no liability (for indemnification or otherwise) with respect to claims under this Section 8.2 until the total of all Damages with respect to such matters exceeds Fifty Thousand Dollars ($50,000) (the “Basket”) and then for the amount of all Damages, including the Basket, and (ii) the aggregate liability of Sellers under this Article VIII shall in no event exceed the sum of Four Million ($4,000,000) Dollars (the “Cap”); provided, however, that neither the Basket nor the Cap shall be taken into account if the Damages relate to any breach of a representation or warranty set forth in Sections 3.1, 3.2. 3.5, 3.16, 3.17, 4.1 or 4.2 or for any shortfall of the working capital as set forth in the certificate delivered to Buyer at Closing.

For purposes of this Article VIII, all “Damages” shall be computed net of any insurance coverage with respect thereto that reduces the Damages that would otherwise be sustained; provided, however, that in all cases, the timing of the receipt or realization of insurance proceeds shall be taken into account in determining the amount of reduction of Damages.

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

8.3 Notice of Claim. If a claim is asserted against a Buyer Indemnified Party by a third party (a “Third Party Claim”) that could reasonably be expected to give such Buyer Indemnified Party the right to be indemnified under this Article VIII, or if a Buyer Indemnified Party believes that it is entitled to indemnification under this Article VIII on the basis of a direct claim against such Buyer Indemnified Party under this Agreement (a “Direct Claim”), then the Buyer Indemnified Party seeking indemnification hereunder shall give written notice thereof (a “Notice of Claim”) to the applicable Sellers (collectively the “Indemnifying Party”) as promptly as is practicable from the date on which the Buyer Indemnified Party obtains knowledge of such claim (but in no event later than the applicable survival period set forth in Section 8.1 above), provided that a delay in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Agreement except to the extent that (and only to the extent that) the Indemnifying Party is materially prejudiced by such delay. The Notice of Claims shall specify whether the claim is a Third Party Claim or a Direct Claim, and shall set forth in reasonable detail the grounds and the amount or estimated amount of the claim.

8.4 Direct Claims. The Indemnifying Party shall have 20 Business Days from receipt of the Notice of Claim with respect to any Direct Claim to deliver to the Buyer Indemnified Party a written notice objecting to any item or amount set forth in the Notice of Claim (a “Direct Claim Counter Notice”). If no such objection if given in a timely manner, the Indemnifying Party shall be deemed to have consented and agreed to such item or amount. Should the Parties, within such 20 Business Days period (subject to any possible extensions agreed between them), agree, in whole or in part, upon the Indemnifying Party’s liability for Damages, the Indemnified Party shall, pursuant to the terms of this Agreement, pay the Buyer Indemnified Party for the entire agreed upon amount of Damages.

8.5 Third Party Claims. Upon receipt by the Indemnifying Party of a Notice of Claim with respect to a Third Party Claim, the Indemnifying Party shall have the right to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Buyer Indemnified Party and the Buyer Indemnified Party shall cooperate to the extent reasonably requested by the Indemnifying Party in the defense or prosecution thereof, provided that the Buyer Indemnified Party is reimbursed by the Indemnifying Party for its actual out-of-pocket costs in connection therewith. If the Indemnifying Party elects to assume the defense of such claim, the Buyer Indemnified Party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Buyer Indemnified Party, unless there is, under applicable standards of conduct, a conflict on any significant issue between Indemnifying Party and the Buyer Indemnified Party, in which case the reasonable fees and expenses of one such counsel shall be at the expense of the Indemnifying Party. Unless and until the Indemnifying Party assumes the defense of a Third Party Claim, but in no event prior to 20 Business Days from receipt by the Indemnifying Party of the Notice of Claim with respect to any Third Party Claim, the Buyer Indemnified Party may defend against the Third Party Claim in any manner it may reasonably deem appropriate, the reasonable costs and expenses of which shall be borne by the Indemnifying Party. If the Indemnifying Party has assumed the defense of any claim against the Buyer Indemnified Party, the Indemnifying Party shall not settle such claim without the prior written consent of the Buyer Indemnified Party, which consent shall not be unreasonably withheld, delayed or conditioned. If the Indemnifying Party does not assume the defense of a Third Party Claim, but does not dispute the Buyer Indemnified Party’s right to indemnification by delivering to the Buyer Indemnified Party a written notice objecting to any item or amount set forth in the Notice of Claim (a “Third Party Claim Counter Notice” and collectively with the Direct Claim Counter Notice, a “Counter Notice”), the Indemnifying Party shall have the right to participate in the defense of such claim through counsel of its choice, at the Indemnifying Party’s expense, and the Buyer Indemnified Party shall not settle such claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed or conditioned.

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

8.6 Disputes. In the event that Sellers or Buyer shall dispute any claim for indemnification made hereunder, Buyer and the Sellers’ Representative will attempt to resolve such dispute through good faith negotiation. If Buyer and the Sellers’ Representative are unable to resolve such dispute through good faith negotiation within 30 days after the Sellers deliver the Counter Notice, the dispute will be settled by binding arbitration conducted before a single arbitrator. Either Buyer or the Sellers’ Representative may submit the dispute to arbitration. The arbitration will be conducted in accordance with the then applicable Commercial Arbitration Rules of the American Arbitration Association (“AAA”) and will be held in the State of Maryland. The arbitrator shall be mutually agreed upon by Buyer and the Sellers, but if they are unable to agree on an arbitrator, the arbitrator shall be appointed by AAA. All arbitration proceedings shall be closed to the public and confidential. All records relating thereto shall be permanently sealed, except as necessary to obtain court confirmation of the arbitrator’s decision. The arbitrator will be bound by the terms and conditions of this Agreement and shall have no power, in rendering his or her award, to alter or depart from any express provision of these agreements, and his or her failure to observe this limitation shall constitute grounds for vacating the award. The award of the arbitrator shall be final and binding upon the parties, and judgment upon the award may be entered in any court having jurisdiction thereof.

8.7 Buyer’s Indemnification Obligations. From and after the Closing, Buyer agrees to indemnify and hold Sellers and their heirs, legal representatives, successors and assigns, (the “Seller Indemnified Parties”) harmless and shall reimburse Seller Indemnified Parties for any Damages incurred or suffered by Seller Indemnified Parties arising out of any misrepresentation or breach of representation or warranty, covenant or agreement made or to be performed by Buyer under this Agreement. Notwithstanding the foregoing, Buyer shall have no liability (for indemnification or otherwise) with respect to claims under this Section 8.7 until the total of all Damages with respect to such matters exceeds Fifty Thousand Dollars ($50,000) and then for the amount of all Damages. Notwithstanding the foregoing, if a Seller has actual knowledge at or before the Closing of any breach or non-fulfillment of a representation, warranty, covenant or agreement herein by Buyer and Sellers nevertheless proceed to consummate the transaction contemplated hereby, then without further act on the part of any party hereto, each Seller shall be deemed to have waived its rights with respect to such breach or non-fulfillment (but not without respect to any other breach or non-fulfillment).

8.8 Exclusive Remedy. Notwithstanding anything contained in this Agreement to the contrary, the Parties acknowledge and agree that the indemnities set forth in this Article VIII will be the sole and exclusive remedy of the Parties for any breach, default, inaccuracy or failure of any of the warranties, representations, conditions, covenants or agreements by the other contained in this Agreement, whether for Damages or other legal or equitable relief and whether based upon contract, tort or upon any other theory of law and, with respect to indemnification, where applicable, be subject to the limitations and procedures contained in this Article VIII.

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. This Agreement may be terminated:

(a) at any time prior to the Closing Date by mutual written agreement of Buyer and the Company;

(b) by Sellers, acting unanimously, by written notice to Buyer if any event or circumstance occurs that makes it impossible to satisfy any condition precedent under Section7.1(m) (unless the failure results primarily from any action or inaction of the Company or any Seller in violation of the terms of this Agreement);

(c) by Sellers, acting unanimously, by written notice to Buyer if any of Buyer’s representations and warranties made in Article V were materially inaccurate when made or if Buyer is unable to pay the consideration for the Membership Interests at the time that the Closing is otherwise required to occur;

(d) by Buyer by written notice to each of the Sellers if any event or circumstance occurs that makes it impossible to satisfy any condition precedent under Section7.1 (unless the failure results primarily from any action or inaction of Buyer in violation of the terms of this Agreement); or

(e) by Buyer if any of the representations and warranties made in Article III or Article IV were materially inaccurate when made or if Buyer will not be able to obtain good title, free of all Encumbrances, to all of the Membership Interests at the Closing.

9.2 Effect of Termination. If this Agreement is terminated as permitted by Section 9.1, such termination shall be without liability of any Party to the other Parties. This Section 9.2 and the provisions of Article X shall survive any termination hereof pursuant to Section 9.1. The termination of this Agreement shall not affect or in any way diminish the obligations of Buyer under that certain Confidentiality Agreement dated __________, 2007, which obligations shall survive any such termination.

ARTICLE X
MISCELLANEOUS

10.1 Expenses; Transfer Taxes. Except as otherwise provided in this Agreement, whether or not the Closing takes place, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses. For the avoidance of doubt, the Sellers, and not the Company nor Buyer, shall be responsible for any and all fees or other costs to any third party advisors to the Company or the Sellers incurred prior to the Closing. Notwithstanding any provision of this Agreement to the contrary, any transfer, documentary, sales, use, registration and other such Taxes incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne equally by the Sellers, on the one hand, and Buyer, on the other hand.

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.
10.2 Notices. All notices, requests and other communications hereunder shall be in writing and shall be sent, delivered or mailed, addressed or sent by telecopier:

(a)
if to Buyer (or to any Company after the Closing), to:

Fortress International Group, Inc.
9841 Broken Land Parkway, Suite 100
Columbia, Maryland 21046
Attention: Thomas P. Rosato
Fax: 410-312-9979

with a copy to:

Mintz Levin Cohn Ferris Glovsky & Popeo, P.C.
666 Third Avenue
New York, New York 10017
Attention: Kenneth R. Koch, Esq.
Fax: 212-983-3115

(b)
if to the Company prior to the Closing, to:

Rubicon Integration, LLC
16 Barbara Drive
Holmdel, New Jersey 06773
Attention:_____________
Fax: _________________

with a copy to (which shall not constitute notice):

Paul Berg, Esq.
Berkowitz, Trager & Trager, LLC
8 Wright Street
Westport, Connecticut 26880
Fax: 203-226-3801

(c)
if to a Seller, to the address set forth on such Seller’s signature page hereto.

with a copy to (which shall not constitute notice):

Paul Berg, Esq.
Berkowitz, Trager & Trager, LLC
8 Wright Street
Westport, Connecticut 26880
Fax: 203-226-3801

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.
Each such notice, request or other communication shall be given (i) by mail (postage prepaid, registered or certified mail, return receipt requested), (ii) by hand delivery, (iii) by nationally recognized courier service or (iv) by telecopier, receipt confirmed (with a confirmation copy to be sent by first class mail; provided that the failure to send such confirmation copy shall not prevent such telecopier notice from being effective). Each such notice, request or communication shall be effective (i) if mailed, three calendar days after mailing at the address specified in this Section 10.2 (or in accordance with the latest unrevoked written direction from such Party), (ii) if delivered by hand or by nationally recognized courier service, when delivered at the address specified in this Section10.2 (or in accordance with the latest unrevoked written direction from the receiving Party) and (iii) if sent by telecopier, when such telecopy is transmitted to the fax number specified in this Section10.2 (or in accordance with the latest unrevoked written direction from the receiving Party), and the appropriate confirmation is received.

10.3 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid or enforceable, such provision and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.4 Amendments and Waivers. This Agreement may not be amended, supplemented, modified or terminated except by an instrument in writing signed on behalf of Buyer, the Company and all of the Sellers . The Parties hereto may, by an instrument in writing signed on behalf of such Party, waive compliance by any other Party with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

10.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement. The execution of this Agreement by any of the Parties may be evidenced by way of a facsimile transmission of such Party’s signature, or a photocopy of such facsimile transmission, and such facsimile signature shall be deemed to constitute the original signature of such Party thereto.

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.
10.6 Entire Agreement. This Agreement (together with the agreements, Schedules and certificates referred to herein or delivered pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

10.7 No Third Party Beneficiaries. Except for the rights of the Buyer Indemnified Parties under Article VIII, this Agreement is intended solely for the benefit of the Parties hereto and is not intended to confer upon any other Person any rights or remedies.

10.8 Governing Law. This Agreement and all claims arising out of or relating to it shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to the conflicts of Laws rules thereof.

10.9 Consent to Jurisdiction; Waiver of Jury Trial. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Maryland, or if such court does not have jurisdiction, the Howard County Circuit Court located in Ellicott City, Maryland, or if such court does not have jurisdiction, the Howard County District Court, located in Ellicott City, Maryland, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. certified mail to such Party’s respective address set forth in Section10.2 shall be effective service of process for any Legal Proceeding in Maryland with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any Legal Proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the United States District Court for the District of Maryland or (ii) the Howard County Circuit Court or Howard County District Court, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Legal Proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.10 Publicity. Subject to its legal obligations (including requirements of stock exchanges and other similar regulatory bodies), the Parties shall consult with each other with respect to the timing and content of all announcements regarding this Agreement or the transactions contemplated hereby and shall use reasonable efforts to agree upon the text of any such announcement prior to its release; provided, however, that, to the extent that any announcement regarding this Agreement or the transactions contemplated hereby is made at any time, each Party may issue further announcements (including press releases, tombstones and similar announcements) without the consent of the other Party so long as such further announcements are consistent with, and not broader in scope than, the previously issued announcement.

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

10.11 Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the Parties without the prior written consent of each of the other Parties, except that Buyer may (i) assign any of its rights under this Agreement to any one or more Affiliates, (ii) make a collateral assignment of any rights or benefits hereunder to any lender, or (iii) assign any or all of its rights, interests or obligations hereunder in connection with any sale of Buyer or the Company of all or substantially all of the assets of Buyer or the Company; provided, however, that notwithstanding any such assignment, Buyer shall be and remain, jointly and severally with such assignee, primarily liable for all of the obligation of the “Buyer” under this Agreement.. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this 10.11 shall be null and void, ab initio. Assignment by any Party in accordance with the terms of this 10.11 shall not relieve the assignor of any liability.

10.12 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as of drafted jointly by the parties and no presumption of burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby”, “hereunder” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. All references in this Agreement to “dollars” and “$” are to United States dollars. Any definition of or reference to any Law, agreement, instrument or other document herein will be construed as referring to such Law, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified. Any definition of or reference to any statute will be construed as referring also to any rules and regulations promulgated thereunder.

[SIGNATURE PAGE FOLLOWS]

Portions of this Agreement were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.
IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

FORTRESS INTERNATIONAL GROUP, INC.RUBICON INTEGRATION, LLC

By: /s/ Thomas P. Rosato	By:/s/ James Embley
Name: Thomas P. Rosato	Name: James Embley
Title: Chief Executive Officer	Title: Chief Executive Officer